UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTEGRITY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTEGRITY FINANCIAL CORPORATION

39 SECOND STREET, N.W.

HICKORY, NORTH CAROLINA 28601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2004

Integrity Financial Corporation will hold its Annual Meeting of shareholders at the Park Inn Gateway Conference Center, 909 Highway 70 SW, Hickory, North Carolina, at 3:00 p.m. local time on April 27, 2004, to vote on the following proposals:

1.	To elect three members of the Board of Directors, each for a term of three years, and one member of the Board of Directors for a term of two years.

2.	To approve an amendment to the 1996 Incentive Stock Option Plan increasing the number of options available for issuance under the plan by 250,000 options.

3.	To ratify the appointment of Dixon Hughes PLLC as Integrity Financial Corporation’s independent accountants for 2004.

4.	Any other matters that properly come before the Annual Meeting, or any adjournments or postponements of the Annual Meeting.

Record holders of Integrity Financial Corporation’s common stock at the close of business on February 27, 2004, will receive notice of and may vote at the Annual Meeting, including any adjournments or postponements. Your Board of Directors cordially invites you to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MATTERS THAT YOU WILL VOTE ON AT THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ G. Marvin Lowder
G. Marvin Lowder, Secretary

Hickory, North Carolina

March 22, 2004

INTEGRITY FINANCIAL CORPORATION

1039 SECOND STREET, N.E.

HICKORY, NORTH CAROLINA 28601

PROXY STATEMENT

Mailing Date: On or about March 22, 2004

ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 27, 2004

General

This Proxy Statement is being furnished to the shareholders of Integrity Financial Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of shareholders. The purposes of the Company’s Annual Meeting are to consider and vote on: (i) the re-election of three directors, each for a term of three years and the election of one director for a term of two years; (ii) an amendment to the Company’s 1996 Incentive Stock Option Plan increasing the number of shares of common stock available for issuance upon the exercise of options under the plan by 250,000 shares; and (iii) ratification of the appointment of Dixon Hughes PLLC as the Company’s independent accountants for 2004.

The principal executive office of the Company is located at 39 Second Street, N.W., Hickory, North Carolina 28601. Its telephone number is (888) 894-2483.

This Proxy Statement is first being mailed to shareholders on or about March 22, 2004.

Record Date; Quorum; Voting Rights

Shareholders of record at the close of business on February 27, 2004 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting, or at any adjournment or postponement. As of December 31, 2003, there were 4,573,240 shares of common stock outstanding and entitled to vote held of record by approximately 2,400 persons. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting. Pursuant to the Company’s Bylaws, a majority of the votes entitled to be cast by holders of common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. In accordance with North Carolina law, shareholders will not be permitted to vote cumulatively in the election of directors.

Assuming a quorum is present, in the case of Proposal 1 below, the four nominees receiving the greatest number of votes shall be elected for the terms indicated. In the case of

Proposals 2 and 3 below, for each such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against approval. Broker non-votes and abstentions are not treated as votes cast and therefore will not have any effect on the vote for any Proposal.

The executive officers and directors of the Company, together with their affiliates, beneficially owned, directly or indirectly, as of December 31, 2003, an aggregate of 912,298 shares of the Company’s common stock (including 211,580 shares subject to exercisable stock options) constituting approximately 18.29% of the sum of (i) all shares outstanding and entitled to vote on that date plus (ii) shares capable of being issued within 60 days upon the exercise of stock options held by such persons.

Solicitation, Revocation and Use of Proxies

A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY TO COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, G. Marvin Lowder, 39 Second Street, N.W., Hickory, North Carolina 28601, by submitting a subsequently dated proxy, or by attending the Annual Meeting and withdrawing the proxy. Persons named in the appointment of proxy, as proxies to represent shareholders at the Annual Meeting are W. Alex Hall, Ronald S. Shoemaker and Howard L. Pruitt. Each unrevoked proxy card properly executed and received prior to the close of voting at the Annual Meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted “FOR” Proposals 2 and 3 and “FOR” each of the nominees for director listed in Proposal 1.

Expenses of Solicitation

The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company or by its bank subsidiaries, Catawba Valley Bank (“Catawba”) and First Gaston Bank of North Carolina (“First Gaston”), without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so.

Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2003, no shareholder beneficially owned more than 5% of the Company’s outstanding common stock to the best knowledge of management.

As of December 31, 2003, the beneficial ownership of the Company’s common stock by directors individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
R. Steve Aaron(4) Hickory, NC	88,284	1.77

David E. Cline Gastonia, NC	15,464	0.31

Loretta P. Dodgen, Ed.D.(5) Gastonia, NC	8,660	0.17

Jack Ray Ferguson Wilkesboro, NC	227,270	4.56

W. Alex Hall, Jr. Gastonia, NC	43,010	0.86

Robert P. Huntley(7) Hickory, NC	47,392	0.95

W. Steve Ikerd(8) Hickory, NC	88,560	1.78

H. Ray McKenney, Jr.(9) Gastonia, NC	52,078	1.04

Dwight Pardue(10) Wilkesboro, NC	197,033	3.95

Howard L. Pruitt Hickory, NC	43,251	0.87

Ronald S. Shoemaker Wilkesboro, NC	100,296	2.01

Carl G. Yale(10) Moravian Falls, NC	1,000	0.02

All Directors and Executive Officers as a group (12 persons)	912,298	18.29

(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned: Dr. Dodgen – 414 shares; Mr. Ferguson – 216,204 shares; Mr. McKenney – 4,983 shares; and Mr. Shoemaker – 44,966 shares.
(2)	Included are exercisable options to purchase an aggregate of 313,054 shares (189,821 vested options held by non-officer directors and 123,233 vested options held by executive officers).
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) 4,570,240 shares outstanding as of January 31, 2004, plus (ii) the number of shares capable of being issued to directors and executive officers within 60 days upon the exercise of vested stock options by the individual or the group.
(4)	Includes 19,417 shares held by Mr. Aaron’s spouse.
(5)	Includes 414 shares held by Dr. Dodgen’s spouse.
(6)	Includes 9,079 shares held by Mr. Huntley’s spouse.
(7)	Includes 15,228 shares held by Mr. Ikerd’s spouse.
(8)	Includes 34,280 shares held by Mr. McKenney’s affiliated companies.
(9)	Includes 1,452 shares held by Mr. Pardue’s spouse.
(10)	Mr. Yale is a new nominee for director.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file certain reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Company’s common stock (including, without limitation, an initial report following the person’s election as an officer or director of the Company and a report following any change in a reporting person’s beneficial ownership). Based upon a review of copies of reports received by the Company, all required reports of directors and executive officers of the Company during 2003 were filed on a timely basis, with the exception of Mr. Pardue, who made one late filing of a Form 4 in 2003, reporting the sale of 1,000 shares of the Company’s common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between eight and eighteen members, as determined by the Board of Directors or the shareholders. If there are less than nine directors, the members shall be elected for one year terms, and if there are nine or more directors, the Board shall be divided into three classes approximately equal in number and elected to staggered three year terms. The Board has set the number of directors at eleven. The Board recommends that shareholders vote for the re-election of each of the three directors listed below and for the election of the new nominee listed below.

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
Three Year Terms

R. Steve Aaron (57)	Director, President and Chief Executive Officer	1995	President and Chief Executive Officer, Integrity Financial Corporation; President and Chief Executive Officer, Catawba Valley Bank, Hickory, NC.

Loretta P. Dodgen, Ed.D. (52)	Director	1995	Management consultant and Vice President, Multiple Choice, Inc., Gastonia, NC (training and organizational consulting firm).

W. Steve Ikerd (64)	Director	1995	President and Owner, Ikerd Enterprises, Hickory, NC (real estate developers).

Two Year Term

Carl G. Yale (52)	New Nominee	—	Certified Public Accountant and Co-Founder, Hemric & Yale (CPA Firm), Wilkesboro, NC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR FOR THE TERM INDICATED.

Incumbent Directors

The Company’s Board of Directors includes the following seven directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During Past 5 Years
David E. Cline (54)	1995(1)	2005	President, Cline Seabrook Company, Waxhaw, NC (development firm).

W. Alex Hall, Jr. (66)	1995(1)	2005	Executive Vice President of Integrity Financial Corporation; President and Chief Executive Officer, First Gaston Bank of North Carolina, Gastonia, NC.

Robert P. Huntley (66)	1995(1)	2005	Private Investor; Executive Vice President, Newton Transportation Company, Inc. (trucking company) until March 1997.

H. Ray McKenney, Jr. (49)	1995(1)	2006	President, McKenney Family Dealerships, Gaston County, NC (auto dealerships); Director, Holy Angels, Inc., Gastonia, NC (specialized care facility).

Dwight Pardue (75)	2003(2)	2005	Retired; Senior Executive Vice President, Lowes Companies, Inc., Wilkesboro, NC, 1956-1990.

Howard L. Pruitt (67)	1995(1)	2006	Secretary, Southwood Furniture Company, Hickory, NC (furniture manufacturer); President, Pruitt Machinery, Inc., 1971-1995 (woodworking machinery sales).

Ronald S. Shoemaker (63)	2003(2)	2006	Executive Vice President, Integrity Financial Corporation; Regional President, Catawba Valley Bank; President, Community Bancshares, Inc. and Northwestern National Bank, 1990-2002.

(1)	Includes service as a director of Catawba or First Gaston.
(2)	Formerly a director of Community Bancshares, Inc., which was acquired by the Company effective December 31, 2002.

Director Relationships

No director also is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors held six meetings during 2003. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served.

It is the policy of the Company that directors attend each annual and special meeting of shareholders. Ten of the Company’s directors attended the 2003 Annual Meeting of Shareholders.

The Company’s Board of Directors has several standing committees including an Audit Committee, a Compensation Committee, and a Nominating Committee.

Report of the Audit Committee

The Audit Committee receives and reviews the annual audit report of the Company’s independent accountants and the reports of examinations by bank regulatory agencies, and helps to formulate, implement and review the Company’s, Catawba’s, and First Gaston’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent accountants and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Audit Committee also meets as needed with the Company’s internal auditor.

During the course of its examination of the Company’s audit process in 2003, the Audit Committee reviewed and discussed the audited consolidated financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions as outlined above, the Audit Committee (i) recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2004.

The Audit Committee has a written charter which is reviewed annually for adequacy.

The Company’s common stock is listed on, and Company’s Audit Committee meets the requirements of, the Nasdaq SmallCap Market. The Audit Committee members are “independent” and “financially literate” as defined by applicable Nasdaq listing standards. The Board of Directors has determined that Robert P. Huntley, a member of the Audit Committee, meets the requirements recently adopted by the Securities and Exchange Commission for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Company’s Audit Committee met four times in 2003.

This report is submitted by the Audit Committee:

Robert P. Huntley - CPA

David E. Cline

Howard L. Pruitt

Dwight Pardue

Compensation Committee. The current members of the Compensation Committee are Dr. Dodgen and Messrs. Cline, Huntley and Pardue. The Compensation Committee reviews and recommends senior management salaries and benefits to the Board of Directors for approval. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding matters involving personnel policies and stock option grants. The Compensation Committee met five times in 2003.

Nominating Committee. The current members of the Nominating Committee are Dr. Dodgen and Messrs. Ferguson, Pruitt and Shoemaker. The Committee met one time during 2003. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled.

The Company’s common stock is traded on the Nasdaq SmallCap Market and the members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The Bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The Bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is attached to this Proxy Statement as Exhibit A.

Director Compensation

Board Fees. In 2003, each director received $1,000 for each meeting of the Board of Directors attended and $100 for each committee meeting attended.

Nonstatutory Stock Option Plan for Directors. All directors of the Company are eligible to be considered for stock option grants under the provisions of the Company’s 1997 Nonstatutory Stock Option Plan for Directors, and all options available for grant under the plan have been granted to the Company’s directors. All options were granted at 100% of the fair market price of the Company’s common stock on the date of grant. Options are granted to emphasize the importance of improving stock price performance over the long-term and to encourage directors to own the Company’s common stock. In this way, directors are rewarded only if the stock price increases, which will benefit shareholders, directors, executive officers and employees.

Following the Company’s acquisitions of First Gaston and Community, the Company adopted First Gaston’s and Community’s respective stock option plans and options granted under such plans are now options of the Company. No further options will be granted under such plans.

Executive Officers

Set forth below is certain information regarding the Company’s executive officers.

Name	Age	Position	Business Experience
R. Steve Aaron	57	Director, President and Chief Executive Officer, Integrity Financial Corporation and Catawba Valley Bank.	President and Chief Executive Officer, Integrity Financial Corporation and Catawba Valley Bank, Hickory, NC.

W. Alex Hall, Jr.	66	Director and Executive Vice President, Integrity Financial Corporation; President and Chief Executive Officer, First Gaston Bank of North Carolina.	Executive Vice President of Integrity Financial Corporation, Hickory, NC; President and Chief Executive Officer, First Gaston Bank of North Carolina, Gastonia, NC.

Ronald S. Shoemaker	63	Director and Executive Vice President, Integrity Financial Corporation; Regional President, Catawba Valley Bank.	Executive Vice President, Integrity Financial Corporation; Regional President, Catawba Valley Bank; President, Community Bancshares, Inc. and Northwestern National Bank, 1990-2002.

Executive Compensation

Executive officers of the Company do not receive any separate compensation for such position. All officers and employees receive compensation only from Catawba or First Gaston. Except for Messrs. Aaron, Hall and Shoemaker, no current executive officer of the Company, Catawba, or First Gaston received compensation for 2001, 2002, or 2003 which exceeded $100,000. The compensation information for Messrs. Aaron, Hall and Shoemaker is disclosed below:

SUMMARY COMPENSATION TABLE

			Annual Compensation(1)		Long Term Compensation
AWARDS
Name and Principal Position	Year		Salary	Bonus	Securities Underlying Options	All Other Compensation(2)
R. Steve Aaron President and Chief Executive Officer	2003 2002 2001		$208,000 192,510 135,000	$48,000 48,000 8,640	7,500 -0- -0-	$10,300 12,000 8,100

W. Alex Hall, Jr. Executive Vice President	2003 2002 2001		$180,064 175,373 168,205	$8,914 7,000 5,555	5,000 -0- 4,333	$10,804 11,000 3,988

Ronald S. Shoemaker Executive Vice President	2003	(3)	$150,000	$67,500	-0-	$7,250

(1)	Perquisites and personal benefits awarded did not exceed 10% of the total annual salary and bonus in any year reported.
(2)	The amounts disclosed represent contributions made by the Company or its subsidiaries to match pre-tax elective deferral contributions (included under salary) made by the named executives pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(3)	Mr. Shoemaker joined the Company on December 31, 2002.

Employment Agreements

Mr. Aaron’s Agreement. The Company has entered into an employment and change of control agreement with R. Steve Aaron (dated January 1, 2003) as its President and Chief Executive Officer to establish his duties and compensation and to provide for his continued employment with the Company. The employment agreement provides for an initial term of three years with an automatic renewal at the end of the initial three year term and on each anniversary thereafter for an additional one year term unless notified prior thereto in accordance with the employment agreement. The employment agreement provides for an initial annual base salary of $192,000, and for discretionary bonuses and participation in other pension and profit-sharing retirement plans maintained by the Company on behalf of its employees, as well as fringe benefits normally associated with Mr. Aaron’s position or made available to all other employees. The employment agreement provides that Mr. Aaron may be terminated for “cause” as defined in the employment agreement, and that the employment agreement may otherwise be terminated, in some cases with certain financial consequences incurred, by the Company or by Mr. Aaron. The employment agreement provides that should the Company terminate the employment agreement other than for cause or disability within 12 months after a “change in control”, or should Mr. Aaron terminate the agreement within such 12 months during which his compensation or responsibilities have been reduced, or his workplace location has been moved more than 35 miles from Hickory, North Carolina, then he shall receive a lump sum equal to 299% of his average annual salary and cash bonus over the past 12 month period, and be covered by the Company’s medical and disability programs throughout the remaining term of the agreement. A “Change of Control” shall be deemed to have occurred upon (i) any person or group becoming the beneficial owner or otherwise acquiring control, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the voting power of the Company’s then outstanding securities; (ii) the acquisition by any person or group in any manner of the ability to elect, or to control the election, of a majority of the directors of the Company; (iii) the merger of the Company into another entity, the merger of any entity into the Company or the acquisition of assets by the Company, in any such case with the result that the beneficial owners of the Company’s outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of the Company’s outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of the Company to any entity not controlled by the Company; (v) the consummation of any transaction by the Company that results (A) in the majority of the Board after the consummation of such transaction not being composed of incumbent Directors, or (B) the beneficial owners of the Company’s outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of the Company outstanding securities after such transaction; or (vi) the occurrence of any other event or circumstance which the Board determines affects control of the Company. The term “Incumbent Director” shall mean any director who as of the execution of the employment agreement was a member of the Board, or any individual becoming a member of the Board subsequent to such execution whose election by the Company shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board. The employment agreement also contains a covenant not to compete for one year after termination which prohibits Mr. Aaron, without the consent of the Company, from being connected with any business located in any county where the Company or its subsidiaries have offices and which competes with the Company or its subsidiaries. Such covenant shall not apply in the event that Mr. Aaron is terminated by the Company without cause.

Mr. Hall’s Agreement. On January 1, 2003, First Gaston entered into an employment agreement with Mr. Hall as President and Chief Executive Officer. The initial annual base compensation under Mr. Hall’s employment agreement is $176,245. The employment agreement terminates on December 31, 2004 unless sooner terminated for “cause” or voluntarily by Mr. Hall. The employment agreement provides for appropriate fringe benefits of an executive officer. The employment agreement provides for the payment to Mr. Hall of an amount equal to 2.99 times the total amount of his base salary and most recent annual bonus, if any, should there be a “change in control” of First Gaston or the Company followed by a “termination event.” For purposes of the employment agreement, “change in control” is defined as the accumulation of 25% or more of the voting power of First Gaston’s or the Company’s outstanding securities, the power by any person or group to elect or control the election of a majority of the members of the Board of Directors of First Gaston or the Company or the merger of First Gaston or the Company into another entity whereby First Gaston’s or the Company’s then existing shareholders do not beneficially own more than 60% of First Gaston’s or the Company’s outstanding securities after consummation of the transaction, 50% of the assets of First Gaston or the Company are sold to an entity and no longer controlled by First Gaston or the Company or a majority change in incumbent directors of First Gaston or the Company.

Mr. Shoemaker’s Agreement. On December 31, 2002, Catawba entered into an employment agreement with Mr. Shoemaker as Executive Vice President of Catawba. The initial annual base compensation under Mr. Shoemaker’s employment agreement is $150,000. The employment agreement terminates on December 31, 2004 unless sooner terminated for “cause” or voluntarily by Mr. Shoemaker. The employment agreement provides for appropriate fringe benefits of an executive officer. The employment agreement provides for the payment to Mr. Shoemaker of an amount equal to 2.99 times the total amount of his base salary and most recent annual bonus, if any, should there be a “change in control” of the Company followed by a “termination event”. For purposes of the employment agreement, “change in control” is defined as the accumulation of 25% or more of the voting power of the Company’s outstanding securities, the power by any person or group to elect or control the election of a majority of the members of the Board of Directors of the Company or the merger of the Company into another entity and is not the surviving entity in the merger or all, or substantially all, of the assets of the Company are sold to another entity.

Incentive Stock Option Plan

The shareholders previously approved the Company’s 1996 Incentive Stock Option Plan (the “Incentive Stock Option Plan”) at the 1996 Annual Meeting of Shareholders. The Incentive Stock Option Plan currently provides for the issuance of up to 64,163 shares of the Company’s common stock upon the exercise of options grated under the plan. All executive officers and employees of the Company are eligible to be considered for stock option grants under the provisions of the Company’s 1996 Incentive Stock Option Plan. Options are granted to emphasize the importance of improving stock price performance over the long-term and to encourage executive officers and employees to own the Company’s common stock. Options are granted at 100% of the fair market value of the Company’s common stock on the date of grant. In this way, executive officers and employees can be rewarded only if the stock price increases, which will benefit shareholders, directors, executive officers and employees.

The following table sets forth information regarding options to purchase shares of the Company’s Common Stock that were granted to the Company’s executive officers under the Incentive Stock Option Plan during the fiscal year ended December 31, 2003.

OPTION GRANTS IN FISCAL YEAR 2003

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees	Exercise or Base Price Per Share	Expiration Date	Grant Date Value
R. Steve Aaron	7,500	15.63%	$16.25	January 10, 2013	-0-
W. Alex Hall	5,000	10.42%	16.25	January 10, 2013	-0-
Ronald S. Shoemaker	-0-	0.00%	—	—	—

(1)	Incentive Stock Options are subject to a five year vesting schedule, with 20% of the grant vesting on each anniversary of the date of grant.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2003.

AGGREGATED OPTION EXERCISES IN FISCAL 2003

AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlining Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R. Steve Aaron	-0-	-0-	22,193	8,250	$442,972	$164,670
W. Alex Hall	10,000	$133,400	29,355	5,500	585,926	109,780
Ronald S. Shoemaker	-0-	-0-	55,329	-0-	1,104,367	-0-

(1)	Based on the Company’s closing price of $19.96 on December 31, 2003.

The 401(k) Savings Plan. The Company has adopted a tax-qualified savings plan (the “Savings Plan”) which covers all current full-time employees and any new full-time employees who have been employed by the Company for six months. Under the Savings Plan, a participating employee may contribute up to 16% of his or her base salary on a tax-deferred basis through salary reduction as permitted under Section 401(k) of the Code. The Company contributes an amount equal to 100% of the first 6% of pre-tax salary contributed by each participant and may make additional discretionary profit sharing contributions to the Savings Plan on behalf of all participants. Such discretionary profit sharing contributions may not exceed 6% of the aggregate of the pre-tax base salaries of all participants in the Savings Plan and are allocated among all participants on the basis of the participant’s age and level of compensation. Amounts deferred above the first 6% of salary are not matched by the Company. A participant’s contributions and the Company’s matching and profit sharing contributions under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions under the Savings Plan, and becomes 100% vested in the account for the Company’s matching and profit sharing contributions after completing five years of service with the Company. The value of a participant’s accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant’s death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant’s contributions, vested matching and profit sharing contributions of the Company, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on the Company’s common stock with (ii) the cumulative return of the Nasdaq Index, and (iii) the Independent Bank Stock Index. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 1998, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Code of Ethics

The Company has adopted a code of ethics that applies, among others, to its principal executive officer and principal financial officer. The Company’s code of ethics is available at http://www.integrityfinancialcorp.com.

Indebtedness and Transactions of Management

The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by Catawba or First Gaston to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of Catawba’s or First Gaston’s lending matters. To the best knowledge of the management of the Company and the banks, Regulation O has been complied with in its entirety.

PROPOSAL 2: APPROVAL OF AMENDMENT TO

1996 INCENTIVE STOCK OPTION PLAN

On January 21, 2004, the Board approved an amendment to the Company’s 1996 Incentive Stock Option Plan, subject to shareholder approval, to increase the shares available under the Incentive Stock Option Plan. The amendment, which will aid the Company in attracting and retaining the personnel necessary for its continued growth, provides that an aggregate of 250,000 shares will be added to the 64,163 shares currently reserved for issuance by the Company upon exercise of stock options granted from time to time under the Incentive Stock Option Plan. Options granted under the Incentive Stock Option Plan are intended to qualify as “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code (the “Code”). Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the Incentive Stock Option Plan is to increase the performance incentive for employees of the Company, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The Incentive Stock Option Plan is administered by the Compensation Committee of the Board. No member of the Board who is not also an officer of the Company, Catawba or First Gaston is eligible to receive options under the Incentive Stock Option Plan. Employees of the Company, Catawba and First Gaston are eligible to receive options under the Incentive Stock Option Plan at no cost to them other than the option exercise price. Any options granted under the Incentive Stock Option Plan are subject to a vesting schedule, whereby 20% of the options vest on each anniversary of the date of grant until all options are vested. Generally, the exercise price for options granted pursuant to the Incentive Stock Option Plan may not be less than 100% of the fair market value of the shares on the date of grant. No option will be exercisable more than ten years after the date that it is granted. In the case of an employee who owns more than 10% of the outstanding shares of common stock of the Company at the time the stock option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable more than five years from the date it is granted. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event the optionee is discharged for cause or voluntary separation on the part of an optionee (but not separation due to retirement or disability) the options will immediately terminate. In the event of an optionee’s retirement, the options will continue to be exercisable for three months following retirement. In the event an optionee becomes disabled or dies, the options will continue to be exercisable for twelve months following the date of the disability or death. Common stock subject to options, which expire or terminate prior to the exercise of the options, shall lapse and such shares shall again be available for future grants under the Incentive Stock Option Plan.

The Company receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Company receives from the granting of such stock options is the further dedication of its employees in the performance of their responsibilities, duties, and functions on behalf of the Company. Upon exercise of options, the Company will receive payment of cash or stock from the optionee in exchange for shares issued.

Subject to alternative minimum tax rules under the Code, a recipient of a stock option under the Incentive Stock Option Plan will not be taxed upon either the grant of the option or on the date he or she exercises such option. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the option and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. If the incentive option requirements are satisfied, the Company will receive no corresponding deduction for any portion of the stock option.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 APPROVING AN AMENDMENT TO THE COMPANY’S 1996 INCENTIVE STOCK OPTION PLAN.

PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants (formerly Dixon Odom PLLC), as the Company’s independent public accountants for 2004. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Company has paid Dixon Hughes PLLC fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. Sometimes, the Company engages Dixon Hughes PLLC to assist in other areas of financial planning.

The following table sets forth the fees billed by Dixon Hughes PLLC in various categories during the fiscal years ending December 31, 2003 and 2002.

	2003	2002
Audit Services:
Audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, report production assistance relating to said financial statements and related documents, and assistance related to registration statements regarding mergers	$61,700	$88,215

Audit Related Services:
Services, conferences, research and assistance relating to mergers, tax opinion rendered regarding merger, FHLB collateral verification procedures, and routine accounting consultations	38,505	30,900

Tax Services:
Tax preparation, assistance related to estimated tax payments, and tax research and consultations	15,075	8,155

Other:	—	—

	$115,280	$127,270

All services rendered by Dixon Hughes PLLC during 2003 and 2002 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the Annual Meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2005 ANNUAL MEETING

It is anticipated that the 2005 Annual Meeting will be held on a date during April 2005. Any proposal of a shareholder which is intended to be presented at the 2005 Annual Meeting must be received by the Company at its main office in Hickory, North Carolina no later than September November 15, 2004 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2005 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 15, 2005 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to G. Marvin Lowder, Secretary, Integrity Financial Corporation, P.O. Box 1907, Hickory, North Carolina 28603 whereupon such communications will be forwarded to the Board of Directors is addressed to them as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO G. MARVIN LOWDER, SECRETARY, INTEGRITY FINANCIAL CORPORATION, 39 SECOND STREET, N.W., HICKORY, NORTH CAROLINA 28601.

Exhibit A

NOMINATING COMMITTEE CHARTER

Purpose

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Integrity Financial Corporation (the “Company”): (i) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy.

Committee Membership

The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall: (i) be “independent” as defined by applicable NASDAQ listing standards; and (ii) shall meet all other applicable legal requirements. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. Members shall be appointed and removed by the Board. A majority of the members of the Committee shall constitute a quorum.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms, at the Company’s expense.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Committee Responsibilities

The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, which criteria shall include, but not be limited to, the criteria set forth in Article III, Section 3 of the Company’s bylaws. The Committee shall have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards imposed by all applicable federal laws and the underlying purpose and intent thereof in connection with such identification process.

When vacancies occur on the Board or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board as nominee(s).

The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

The Committee shall make other reports to the Board when the Committee deems it appropriate or upon request of the Board.

REVOCABLE PROXY

INTEGRITY FINANCIAL CORPORATION

39 Second Street, N.W.

Hickory, North Carolina 28601

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints W. Alex Hall, Ronald S. Shoemaker and Howard L. Pruitt or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Integrity Financial Corporation (the “Company”) held of record by the undersigned on February 27, 2004, at the Annual Meeting of Shareholders of Company to be held at the Park Inn Gateway Conference Center, 909 Highway 70 SW, Hickory, North Carolina, at 3:00 p.m. on April 27, 2004, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of the Company, each for a term of three years, or until their successors are duly elected and qualified.

☐	FOR all nominees listed below (except as indicated otherwise below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES:

Three Year Terms	Two Year Term
R. Steve Aaron	Carl G. Yale
Loretta P. Dodgen, Ed.D.
W. Steve Ikerd

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	AMENDMENT OF 1996 INCENTIVE STOCK OPTION PLAN: Proposal to approve an amendment to the Company’s 1996 Incentive Stock Option Plan increasing the number of options available for issuance under the plan by 250,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as Company’s independent accountants for 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY AND RETURN TO INTEGIRTY FINANCIAL CORPORATION

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE, AND FOR PROPOSALS 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2004

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.